                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
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      / / Soliciting Material Under Rule 14a-12

                           POMEROY IT SOLUTIONS, INC.
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                (Name of Registrant as Specified in Its Charter)

                            FLAGG STREET CAPITAL LLC
                            FLAGG STREET PARTNERS LP
                       FLAGG STREET PARTNERS QUALIFIED LP
                            FLAGG STREET OFFSHORE, LP
                                 JONATHAN STARR
                               MICHAEL A. RUFFOLO
                                RICHARD S. PRESS
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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      Flagg  Street  Capital  LLC  ("Flagg  Street"),  together  with the  other participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and Exchange  Commission  ("SEC") in  connection  with the solicitation of proxies for the election of three director  nominees at the 2007 annual meeting of shareholders  (the "Annual  Meeting") of Pomeroy IT Solutions,
Inc.  Flagg  Street has filed a  definitive  proxy  statement  with the SEC with regard to the Annual Meeting.

      Item 1.      Press Release Issued On June 29, 2007:

 ISS AND GLASS LEWIS RECOMMEND POMEROY STOCKHOLDERS VOTE FLAGG STREET'S GOLD
     PROXY CARD TO ELECT NEW, INDEPENDENT DIRECTORS TO THE POMEROY BOARD

CAMBRIDGE,  MA, JUNE 29, 2007 - Flagg Street  Capital LLC  announced  today that
Institutional  Shareholder  Services  ("ISS") and Glass Lewis,  the nation's two leading proxy advisory firms, have each recommended that stockholders of Pomeroy
IT Solutions,  Inc.  (NASDAQ:PMRY)  vote Flagg Street's Gold proxy card to elect new,  independent  directors to the Pomeroy Board at the 2007 annual  meeting of stockholders scheduled to take place on July 12, 2007.

ISS and Glass Lewis provide proxy advisory services to hundreds of institutional investors, mutual funds, and other fiduciaries.

                                       ISS

The ISS report,  which recommends that stockholders  elect two of Flagg Street's nominees,  Richard  Press and Michael  Ruffolo,  focuses on the key  problems of performance, leadership and governance that have plagued the Company:

      "Pomeroy   exhibits  a  strongly   negative  short  and  long  term  stock
      performance as of the close of its latest fiscal year (one, three and five year  negative  TSR of (9.1)  percent,  (19.9)  percent and (9.8)  percent respectively). Further, the stock has underperformed its peers . . ."

      "In  our  conversation  with  management,  we did  not  find a  reasonable explanation  as to why David Pomeroy was  succeeded by his son.  Given the challenges  the  company  was  facing,  we  believe a  selection  process, probably in search of a CEO with  turnaround  and IT services  experience, would have been more appropriate. In light of this fact, Stephen Pomeroy's first year compensation of $1.9 million plus  approximately  140,000 stock options seems excessive. Further, we would question why the company needed to retain David  Pomeroy as  consultant  with a  significant  compensation package (approx. $400,000 per year including special payments), when a new highly paid CEO was in place."

      "Given the succession, performance and compensation issues at the company,
      we  believe  the  board  has  not  performed  an  adequate   oversight  of
      management.  We note that David  Pomeroy is the  board's  chairman,  while being the second  highest paid  executive at the company and the father of the company's CEO. The board includes the CEO, an executive  officer,  and one  affiliated  outsider  (with a 57  percent  withhold  vote in the last election), which leaves only five independent directors . . ."

Jonathan Starr,  founding member of Flagg Street,  stated:  "We are gratified to have the  support of ISS for Richard  and Mike.  As the third  nominee and a 10%
stockholder,  I will  bring  a  strong  independent  voice  to the  Board  and a substantial  ownership  interest  that is aligned  with  investors in seeking to maximize stockholder value."

                                   GLASS LEWIS

Mr. Starr was one of two Flagg Street nominees recommended for election by Glass
Lewis, along with Michael Ruffolo. In its recommendation, Glass Lewis stated:

      ". . . we are concerned  about the degree of independence of the Company's incumbent board. Four of the nine directors are either affiliated with the
      Company  or are  insiders.  We  believe  this  raises  concerns  about the objectivity  and  independence of the board and its ability to perform its proper  oversight  role.  We  prefer  boards  with a lower  percentage  of affiliates and insiders."

      ". . . we believe the litany of  corporate  governance  issues  facing the
      Company require truly independent shareholder advocates, unaffiliated with
      Messrs.  Stephen and David Pomeroy,  on the Company's  board. In our view, the  installation  of the two Flagg Street  nominees  would  provide a new perspective and additional  experience to the ongoing corporate governance review. Further, we believe that the dissident nominees would more closely hold the Company's  management team  responsible for continuing to improve the Company's financial performance."

Mr. Starr  continued:  "We appreciate  Glass Lewis' support for Mike Ruffolo and myself.  Our third nominee,  Richard Press, has been recommended for election by
ISS."

Mr. Starr  concluded:  "Both ISS and Glass Lewis, the nation's two leading proxy advisory  firms,  recognize the serious  problems at Pomeroy under the incumbent
Board and the need for, and benefits  of, the election of  independent  nominees from the Flagg Street slate. In light of the serious problems at the Company, we believe that the election of all three of Flagg Street's independent nominees is the best means of  providing  stockholders  with a strong voice on the Board for advocating better corporate governance and new leadership."

Flagg Street  recommends that  stockholders vote for all three of it nominees on the Gold proxy card.